EXHIBIT 99.1

FINISH LINE FILES ANSWER, COUNTERCLAIM AND THIRD-PARTY CLAIM FOR

DECLARATORY JUDGMENT

INDIANAPOLIS, September 28, 2007 – The Finish Line, Inc. (NASDAQ:FINL) today announced that it has filed an answer, counterclaim and third-party claim for declaratory judgment in connection with the action pending in the Chancery Court in Nashville, Tennessee, regarding the Company’s proposed acquisition of Genesco Inc. (NYSE: GCO).

In its filing, The Finish Line is seeking an order that Genesco provide all requested financial data and access to personnel, and that its failure to do so in a timely manner is a breach of the merger agreement. As previously announced, The Finish Line has asked Genesco for certain financial and other information as well as access to Genesco’s Chief Financial Officer and financial staff. However, to date Genesco has not responded to and has refused to comply with these requests.

In addition, The Finish Line is seeking a declaratory judgment of whether a “Company Material Adverse Effect” has occurred under the merger agreement, as UBS questions and Genesco denies. As previously announced, UBS provided The Finish Line with a commitment letter regarding financing for its proposed acquisition of Genesco. As UBS is a necessary party whose interests are directly affected by the declaratory relief sought, UBS has been named a third-party defendant in the action.

About The Finish Line

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 698 Finish Line stores in 47 states and online, 95 Man Alive stores in 19 states and online and 2 Paiva stores in 2 states. To learn more about these brands, visit www.finishline.com and www.manalive.com.

Forward-looking Statements

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. These forward-looking statements generally can be identified by use of statements that include words such as “expect,” “anticipate,” “believe,” “plan,” and other similar words. Forward-looking statements include, without limitation, statements regarding the merger agreement and the transactions contemplated thereby.

Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include matters relating to the merger agreement and the transactions contemplated thereby.

The company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACTS:

Investor Relations,

Kevin S. Wampler, Executive Vice President - CFO,

317-899-1022, ext 6914

Media Requests,

Elise Hasbrook, Corporate Communications Manager,

317-899-1022, ext 6827